[CECIL BANCORP, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE                                                                          FOR FURTHER INFORMATION CONTACT:
May 18th, 2011                                                                         Mary B. Halsey, President and CEO
                    (410) 398-1650

CECIL BANCORP, INC. ANNOUNCES TWO-FOR-ONE STOCK SPLIT

Elkton, Maryland –May 18th,  2011 BCecil Bancorp, Inc. (OTCBB: "CECB"), the holding company for Cecil Bank, today announced a two-for-one stock split effected through a 100% stock dividend payable on   June 7th, 2011, to stockholders of record as of May 31st, 2011.

Mary B. Halsey, President of the Company, stated that the Board of Directors "was very pleased to declare this dividend as another method to increase shareholder value in the Bank and also increase the liquidity of the stock. As a result of the Board's action today, the outstanding shares of the Bank=s common stock will increase by approximately 3,706,081 shares, from 3,706,081 shares outstanding to 7,412,162 shares outstanding."

Cecil Bank is a state chartered commercial bank that conducts its business from its executive office, two branches, and financial and loan centers are in Elkton, Maryland, and additional Cecil County branches are located in North East, Fair Hill, Rising Sun, Cecilton, and Conowingo, Maryland.  The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation.  The Company's common stock is traded on Over-the-Counter Bulletin Board under the symbol "CECB".  For more information please visit www.cecilbank.com.

This release may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  Cecil Bank does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.